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                                                                   EXHIBIT 10.20

                            Pure Atria Corporation
                            1309 South Mary Avenue
                          Sunnyvale, California 94087



August 26, 1996



Mr. Aki Fujimura
1220 North Fair Oaks Avenue, No. 4306
Sunnyvale, CA 94089

Re:  Termination of Employment Relationship

Dear Mr. Fujimura,

This letter will constitute an agreement between you and Pure Atria Corporation ("Pure Atria") regarding your resignation from Pure Atria in connection with the recent merger involving Atria Software, Inc.

During the course of your employment as the Vice President of Pure Atria, you have been involved with all aspects of the business of Pure Atria and have had direct access to information, much of which is confidential and the disclosure of which could be extremely damaging to the business of Pure Atria. You have also been uniquely instrumental in developing Pure Atria's research and development and marketing plans and policies.

Accordingly, for good and valuable consideration, the adequacy of which is acknowledged, the parties agree as follows:

1.   Employment Termination Date.  Effective as of the date of this letter (the
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     "Termination Date") you have resigned as Vice President, of Pure Atria.

2.   Compensation and Benefits. In connection with the termination of your
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     employment with the company, you will receive the following payments and benefits:

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     (i)   You will be paid your base salary, variable compensation, and any accrued but unused vacation or other paid time off, owed to you through to the Termination Date.

     (ii) You will be paid a lump sum severance payment of equal to salary and variable compensation at 100% of target for the period from the Termination Date until January 7, 1998 (the "Transition Period").

     (iii) Pure Atria shall, at its expense, continue your coverage on Pure Atria's medical and dental insurance plans until November 25, 1997, pursuant to provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1985, and subject to the completion of the appropriate form by you. Thereafter you may continue, at your own expense, medical insurance coverage to the extent permitted by COBRA.

     (iv) You will receive accelerated vesting of your stock options that would have vested during the Transition Period, notwithstanding any terms in your applicable stock option agreement. All such options must be exercised in accordance with the terms and conditions of the stock option agreements and plans pursuant to which such options were granted. As you may be aware, the terms of the Pure Software Inc. 1992 and 1995 Stock Option Plans allow optionees to continue to exercise their options while in service to the company as a director, and for a period of ninety days after ceasing to be a director.

3.   Required Deductions.  The payments and benefits under Section 2 shall be
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     paid or credited net of any applicable withholding taxes which Pure Atria is required to deduct under any applicable federal, state or local law.

4.   Non-Solicitation Provisions.  You agree that, during the Transition Period,
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     you will not, directly or indirectly recruit, or solicit to hire or otherwise to retain the services of any person who is then or has within the past six months been an employee of Pure Atria.

5.   Non-Competition Provisions.  You agree that, during the Transition Period,
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     you will not, directly or indirectly, as an employee, consultant, agent, director, officer, joint venturer, stockholder, investor, or in any other capacity (other than as the holder of not more than one percent of the combined voting power of the outstanding stock), without the prior written consent of an officer of Pure Atria:

     (i) provide any services of any kind to Continuus Software Corp., Rational Software Corporation, Segue Software, Inc., SQA Inc., Platinum Technology Inc., Intersolv, Inc., Mercury Interactive, Parasoft Corporation, Centerline Software, Inc. NuMega Technologies, Inc., StratosWare Corporation, Abraxas Software, Inc., SQL Software Ltd., MainSoft

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           Corporation, Microsoft Corporation, or any other business engaged in the development, marketing, distribution or re-sale of software configuration management, software development process, software change request management, software defect detection, or software testing products, in any state within the United States, or in any state or province within any other country (or, if any such country is not divided into states or provinces, within the country itself) in which Pure Atria develops, supports, markets, distributes or re-sells its products during the Transition Period;

     (ii) develop, design, produce, market or sell (or assist any other person in developing, designing, producing, marketing or selling of) any software configuration management, software development process, software change request management, software defect detection, or software testing products; or

     (iii) engage in or render services that would result in your use or disclosure of "Proprietary Information," as defined in the Proprietary Information and Inventions Agreement signed by you (the "Employee Agreement"), or result in your use of the good will of Pure Atria.

     The foregoing shall not prohibit you from using the phrase "Quality on Time" or using the materials contained in the "Quality on Time" presentation you have prepared, including using these materials in a book, which may be entitled "Quality on Time", that you are planning to write.

6.   Proprietary Information and Inventions Agreement.  This letter agreement
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     does not effect your obligations under, and you continue to be subject to and obligated to comply with, the Proprietary Information and Inventions Agreement you entered into with Pure Atria (the "Inventions Agreement"), and any other agreement entered into with Pure Atria regarding the assignment or other transfer of intellectual property, or any undertaking on your part to hold information confidential.

7.   Restrictions Reasonable.  You acknowledge that the area of business Pure
     -----------------------
     Atria engages in is highly competitive, that the confidential information and the goodwill of Pure Atria in the marketplace are among their most valuable assets, which you have uniquely helped to develop and maintain in the course of your service to Pure Atria, and that Pure Atria has relied on your willingness to restrict your ability to compete with Pure Atria or to disclose confidential information in agreeing to the provisions of Sections 4 and 5 above. You represent and warrant that your skills and abilities and your financial resources are and will be sufficient to permit you to maintain a satisfactory livelihood during the Transition Period notwithstanding the restrictions set forth herein. Accordingly, you agree that the

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     restrictions contained in this letter agreement are reasonable and that such restrictions will not cause you undue hardship.

8.   Confidentiality and Related Terms.  In addition to and without limiting
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     your obligations of confidentiality set forth in the Inventions Agreement, you agree that all terms and conditions of this letter agreement shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law). The foregoing restrictions will not apply to information that has been publicly released by Pure Atria.

9.   Remedies. It is specifically understood and agreed that (i) the
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     restrictions imposed on you under this letter agreement are necessary for the protection of the business and goodwill of Pure Atria, and are reasonable for such purpose, (ii) any breach of the provisions of this letter agreement is likely to result in irreparable injury and substantial and irrevocable damage to Pure Atria, and (iii) any remedy at law alone will be an inadequate remedy for such breach. Accordingly, you agree that, in addition to any other remedy it may have, Pure Atria, shall be entitled to enforce the specific performance of this letter agreement by you and to obtain both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages.

10.  WAIVERS AND RELEASES.  In consideration of the amounts to be paid to you
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     pursuant to this letter agreement, you waive and release and promise never to assert any claims or causes of action of any kind or nature, whether or not presently known, against Pure Atria, or its predecessors , successors, subsidiaries, affiliates, officers, directors, agents, employees or assigns (including, without limitation, any claims for any payments, notice periods or other benefits under the Retention Policy enacted by Pure Atria, any claims for discrimination under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1964, or the Employee Retirement Income Security Act; any claims for wrongful discharge, breach of express or implied contract, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, misrepresentation, deceit, fraud, negligence; or any other statutory or common law claim relating to or arising under any state or federal law or regulation relating to employment).

     You expressly waive and release any and all rights and benefits under section 1542 of the Civil Code of the State of California, or any analogous law of any other state, which reads as follows: "A general release does not extend to claims

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     which the creditor does not know or suspect to exist in her favor at the time of executing the release, which, if known by her must have materially affected her settlement with the debtor."

     The foregoing provisions of this Section 10 shall not apply to any claim or action by you (i) to enforce your right to receive any of the payments or benefits set forth in Section 2 of this Agreement, or (ii) arising from any act, omission or other occurrence or event that occurs after termination of your employment with the company.

11.  Severability and Interpretation.  The provisions of this letter agreement
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     are severable, and the invalidity of any provision hereof shall not affect the validity of any other provisions hereof. Not withstanding any other provision of this letter agreement, in the event that any court of competent jurisdiction shall determine that any provision of this letter agreement or the application thereof is unenforceable because of the duration of such provision or the scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that letter agreement in its reduced form shall then be valid and enforceable to the full extent permitted by law. If any restriction set forth in Section 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

12.  Successors and Assigns.  This letter agreement shall bind and inure to the
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     benefit of the parties hereto and any and all successors and assigns of
     Pure Atria; your obligations under this letter agreement are personal, unassignable and may be performed only by you.

13.  Captions and Headings.  Captions and headings in this letter agreement are
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     for convenience of reference and do not define or limit any term in this letter agreement.

14.  Limited Services Contract. Except as specified in Section 2 above, (A)
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     neither Pure Atria shall not have any obligation or liability to pay any salary, bonus, commission or other compensation to you (other than any compensation payable to directors generally, and to which you are entitled in compensation for your service as a member of the Board of Directors of Pure Atria), and (B) Pure Atria shall not have any obligation or liability to provide any employee benefits of any kind or nature. You acknowledge that, except as specified in Section 2 above, you do not have any rights in any stock compensation plan or agreement (other than any compensation payable to directors generally, and to which you are entitled in

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     compensation for your service as a member of the Board of Directors of Pure
     Atria).

15.  Waiver of Rights; Amendment.  No delay or omission by a party to this
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     letter agreement in exercising any right under this letter agreement will operate as a waiver of that or any other right. A waiver or consent given by any party to this letter agreement on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. This letter agreement may not be modified or amended except in writing, signed by both parties.

16.  Effect of Agreement.  Except as specifically modified by this letter
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     agreement, the Retention Policy and the Inventions Agreement, and each of their respective terms and conditions shall continue in full force and effect.

17.  Notices.  Notices under this letter agreement shall be sent to the parties
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     at respective addresses above by certified mail, return receipt requested, by overnight courier service, or by personal delivery, and will be deemed effective upon receipt. Notices to Atria and Pure Atria, shall be sent to
     the attention of the General Counsel.   Postage, delivery and other charges
     must be paid by the sender. A party may change its address for notice by written notice complying with the requirements of this section.


Pure Atria Corporation


By:_______________________
   Name:
   Title:


My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that neither Pure Atria, nor any of its respective agents or representatives have made any representations inconsistent with the terms or effects of this letter agreement, and that I have read this letter agreement carefully, understand its terms and effects, and am voluntarily executing it with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

Signed _________________________________   Dated _________________, 1996.

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